Exhibit 16.1

Armanino LLP 155 108th Ave NE Suite 820 Bellevue, WA 98004-5948 925 790 2600 main armaninoLLP.com

October 7, 2022

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

We have read Lottery.com Inc.’s statements included in Item 4.01 of its Form 8-K filed on October 6, 2022 and agree with those statements concerning our firm. We have no basis to agree or disagree with the other statements contained therein.

Armanino LLP